Exhibit 99.1

                 DIOMED ANNOUNCES ACCELERATION OF OPTION VESTING


ANDOVER, MA, December 16, 2005, --- Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced it has accelerated the vesting of certain unvested stock options previously awarded to employees and directors under the Company's Equity Incentive Plans. Options to purchase approximately 574,000 shares of common stock with an exercise price of greater than $4.00 became exercisable immediately as a result of the action. Of these options, approximately 389,000 were scheduled to vest during the fiscal year ending December 31, 2006. Diomed Holdings common stock closed at $1.90 on December 16, 2005.

"We believe the accelerated vesting of these options will result in the Company's not being required to recognize approximately $1,143,000 and $514,000 in compensation expense related to the options for the fiscal years ending December 31, 2006 and 2007, respectively," stated David B. Swank, Diomed Holdings' Chief Financial Officer. "We believe this is the appropriate decision and is in the best interests of the Company and its shareholders."

Under the Financial Accounting Standard Board's Statement No. 123R, the Company expects to recognize approximately $95,000, $84,000 and $16,000 in compensation expense in 2006, 2007 and 2008, respectively, for the remaining previously awarded unvested options, for which vesting was not accelerated.


About Diomed

Diomed develops and commercializes minimally invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com. EVLT(R) is a registered trademark of Diomed, Inc., Andover, MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 22 through 37 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.




For more information contact:

Diomed Holdings, Inc.
Christopher J. Geberth
Vice President Finance
877-434-6633 or 978-824-1816